Exhibit 10.1

Mark E. Hood	June 20, 2014
20 Granada Way
Ladue, MO 63124

Dear Mark:

We are pleased to offer you the position of Chief Financial Officer for Bob Evans Farms, Inc. This position reports directly to Steve Davis, Chief Executive Officer & Chairman of the Board. The following summarizes your total compensation package, including our benefits program.

Income: Your annual base salary will be $400,000.00. Currently employees of Bob Evans Farms, Inc. are paid bi-weekly.

Bonus Performance Goals (BPG’s): Upon hire, you will be eligible to earn a target incentive compensation bonus of 65% of your base salary. You will be eligible to receive your first annual bonus around June 2015 for the fiscal year ending in April 2015. So long as your start date is within the first fiscal quarter, your first year annual bonus will not be prorated. During your first year of employment, and for the cash bonus paid for the fiscal year ending April 2015, you will be guaranteed a payout of no less than 50% of target ($130,000.00). Should your actual cash bonus be calculated at more than that, you will receive the higher of the two.

Performance Incentive Plan (PIP): You are eligible for participation in the Company’s Performance Incentive Plan (PIP). Your participation in this plan is contingent upon the terms of the plan and your target is 110% of base salary – awarded in the form of equity – if the performance goal is attained and the terms of the plan are met. Subject to the terms of the plan, during your first three years of PIP grants (fiscal year ending April 2015, April 2016 and April 2017) you will be guaranteed to receive grants of no less than 3,333 shares of restricted stock per year which will vest per the Company’s current policy pro-rata over three years. Should your actual PIP award be greater, you will receive that amount.

Change-in-Control or Severance: In this position you will be a participant in the Company’s Change in Control and Severance Plan (Plan) as a Class B Officer, and eligible for a 2-year change-in-control benefit per the Plan. In addition, during your first year of employment, should there be a “Change In Control” (as defined in the Plan), you will be entitled to a PIP grant at target level participation (as described in the PIP description above). This is in addition to the other benefits related to compensation and benefits provided by the Plan. In addition, you will be provided with one year of base salary (as those terms are defined in the Company’s Plan) if you are terminated without “Cause” (as defined in the Plan).

Health & Welfare Benefits: Full-time employees will be eligible to enroll in health; dental; vision; life and accidental death and dismemberment; and disability benefits. In addition, the company will provide a life insurance policy including accidental death and dismemberment benefit and an employee assistance program at no cost to you. The programs, including eligibility, are outlined in the attached enrollment guide. This guide will also be sent to your home address via mail two weeks prior to your enrollment deadline.

Retirement Benefits: All employees will be eligible to enroll in the 401(k) plan upon meeting eligibility. The program, which includes a matching contribution, is outlined in the attached guide. You will also receive an enrollment guide, which will be mailed to your home, once you have met the eligibility requirements.

Education Assistance Program: To promote and continue the education of our employees, Bob Evans Farms provides an Education Assistance program. Upon approval of your education plan and your college or university selection, Bob Evans Farms will provide prepaid tuition up to $4,000.00 within a calendar year.

Holidays: The Company provides eight (8) paid annual holidays upon your date of hire. New Years Day, Martin Luther King, Jr. Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Christmas Day, and one floating holiday that is determined annually by the company.

Vacation: The Company’s fiscal year is on or about May 1st through April 30th and is the basis for earning vacation time and is also the time period in which vacation must be taken. You will be eligible to receive 15 days of vacation.

Start Date/Contingency: Your first day of employment is June 19, 2014. Additionally; this offer is contingent upon approval from the Bob Evans Farms Board of Directors and the successful completion of a criminal background check. Employment with the Company is on an at will basis; accordingly, any of the benefits and provisions contained in this letter (i.e., income, benefits, BPG’s, PIP, etc. are expressly contingent upon your continued employment with the Company on the dates such components are to be provided or vest).

We are impressed with your skills and accomplishments and feel your background and experience are good matches for our present needs. We hope you find this offer satisfactory and that it is your decision to join us. Please indicate your acceptance to the terms of this offer by signing a copy of this form and returning it to me via email by Monday, June 23, 2014. Should you have any questions, please feel free to contact me. We look forward to hearing from you soon.

Sincerely,

Clint Lautenschleger

VP, Human Resources & Talent Management

(614) 492-4995

Offer Accepted: Signature /s/ Mark E Hood Mark E. Hood	Date: 6/20/14